Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into effective as of the Agreement Date, between Lawson Software, Inc., a Delaware corporation, having its principal place of business in St. Paul, Minnesota and Harry Debes (“Employee”), for the purpose of setting forth the terms and conditions of Employee’s employment by the Company

Recitals

WHEREAS, the Company desires to employ Employee as described in this Agreement, and Employee desires to accept and serve in that capacity; and

WHEREAS, Employee understands that such employment is expressly conditioned on execution of this Agreement; and

WHEREAS, Company desires to employ Employee to render services for Company on the terms and conditions set forth in this Agreement, and Employee desires to be retained and employed by Company pursuant to such terms and conditions.

Agreement

NOW, THEREFORE, in consideration of Employee’s employment with Company and the foregoing premises, the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Employee agree as follows:

Article I.  Definitions

1.1           “Agreement” means this Employment Agreement, as from time to time amended.

1.2           “Agreement Date” means the date on which the Company publicly announces the proposed Lawson/Intentia Transaction.

1.3           “Base Salary” means the total annual cash compensation payable on a regular periodic basis, without regard to taxes and other items withheld, and excluding all types of incentive pay, all forms of stock or equity based compensation, fringe benefits, special pay or awards, commissions and bonuses.  Base Salary shall include amounts contributed by Employee to a qualified retirement plan, nonqualified deferred compensation plan or similar plan sponsored by the Company, but it shall not include earnings on those amounts.

1.4           “Board” means the Board of Directors of Company.

1.5           “Cause” means:  (1) material breach by Employee of this Agreement or the Invention and Non-Disclosure Agreement; (2) any material violation by Employee of the Company’s policies, rules or regulations that has a material adverse effect on the Company (as reasonably determined by the Company); (3) commission of any act of fraud, embezzlement or dishonesty by Employee that is materially injurious to the Company (as reasonably determined by the Company); (4) any other intentional misconduct by Employee adversely affecting the business or affairs of the Company or any Subsidiary in any material manner (as reasonably determined by the Company); or (5) intentional or willful failure of the Employee to materially perform Employee’s responsibilities hereunder, other than as a result of permitted leave of absence, vacation, injury or illness.

1.6           “Change of Control” means:  (1) the closing of a tender offer or exchange offer for the ownership of 50% or more of the outstanding voting securities of the Company; (2) the Company shall have entered into a definitive agreement with respect to a tender offer, exchange offer or merger, consolidation or other business combination with another corporation and as a result of such tender offer, exchange offer, merger, consolidation or combination 50% or fewer of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former stockholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation; (3) the Company shall have entered into a definitive agreement to sell substantially all of its assets to another corporation which is not a direct or indirect wholly owned Subsidiary of the Company; (4) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of this Agreement) of the Exchange Act, shall acquire 50%  or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) (for purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date of this Agreement) pursuant to the Exchange Act; (5) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or (6) individuals who constitute the Company’s Board of Directors on the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 50% of the directors comprising the Incumbent Board shall be, for purposes of this clause (6), considered as though such person were a member of the Incumbent Board.  Notwithstanding the foregoing, the Lawson/Intentia Transaction is not a Change of Control of the Company.

1.7           “Disability” means Employee’s permanent disability as defined under any long term disability plan of the Company, or in the absence of such plan, the inability of Employee, due to illness or injury, to substantially perform his duties hereunder (after taking into account any reasonable accommodation required by the Americans with Disabilities Act) for a period of at least 180 consecutive days.  The determination of a Disability shall be based on competent medical opinion.

1.8           “Good Reason” means:  (1) Company effects a material diminution of Employee’s duties or reporting responsibilities or a diminution of Employee’s title of Chief Executive Officer of the Company; (2) the failure by Company, or its successor, if any, to pay compensation or provide benefits to Employee as and when required by the terms of this Agreement; or (3) any material breach by Company of this Agreement that is not timely cured by Company after notice from Employee.

1.9           “Invention and Non-Disclosure Agreement” means the Lawson Software, Inc. Employee Invention and Non-Disclosure Agreement entered into between the Company and Employee.

1.10         “Lawson/Intentia Transaction” means the business combination announced on or about June 2, 2005, under which the Company (or an affiliate of the Company) has offered to purchase all of the capital stock of Intentia International AB.

1.11         “Plan” means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by Company, to which Company is a party or under which employees of Company are covered, including, without limitation, any stock option, restricted stock or any other equity based compensation plan, and any employee benefit plan, such as a thrift, pension, profit sharing, deferred compensation, medical, dental, disability, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of Company.

1.12         “Subsidiary” means any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by the Company and/or one (1) or more Subsidiaries.

1.13         “Release/Restrictive Covenant” means the form of General Release and Restrictive Covenants attached as Exhibit A.

1.14         “Term” means the period during which this Agreement is in effect.

Article II.  Employment, Term, and Duties

2.1           Employment.  Company hereby employs Employee as an executive officer of the Company as of the Agreement Date.  Commencing June 15, 2005 and continuing for the balance of the Term:  (a) Employee shall serve as the Company’s President and Chief Executive Officer, pursuant to the Company’s Bylaws and (b) Employee shall become a member of the Board, pursuant to the Company’s Bylaws.  Employee accepts such employment and agrees to perform services for Company for the period and upon the other terms and conditions set forth in this Agreement.

2.2           Term.  The Term shall commence on the Agreement Date and continue in effect until terminated in accordance with Article IV of this Agreement.

2.3           Position and Duties.

(a)           Service with Company.  During the Term, Employee agrees to perform such duties and responsibilities (a) as are set forth for that position in the By-laws of the Company; (b) as the Board shall assign to the Employee from time to time consistent with his position; and (c) that the Employee undertakes or accepts consistent with his position.  Employee acknowledges and agrees that, from time to time, Employee will be required to perform duties with respect to one or more of the Company’s subsidiary or affiliate companies and that Employee will not be entitled to any additional compensation for performing those duties.  Employee also agrees to serve, for any period for which Employee is elected, as an director of Company; provided, however, that Employee shall not be entitled to any additional compensation for serving as a director.  Upon termination of Employee’s employment, for whatever reason, Employee will be deemed to have resigned as an officer and director of the Company.

(b)           Performance of Duties.  Commencing as of the Agreement Date through June 14, 2005, Employee agrees to devote Employee’s part time services to the Company, but only to the extent that such services do not interfere with Employee’s obligations to his existing employer, and commencing June 15, 2005 and continuing during the Term, Employee agrees to devote Employee’s full business time, attention and efforts to the business and affairs of Company (exclusive of any period of vacation, sick, disability or other leave to which Employee is entitled).  Employee may participate in charitable and civic activities so long as Employee remains available to provide Employee’s full time services to the Company.  Employee will review and agree to comply with the Company’s then current Code of Conduct to the same extent required for other United States-based employees of the Company.  Employee will perform all of Employee’s responsibilities in compliance with all applicable laws.  Employee acknowledges that in his capacity as principal executive officer of the Company, he will be expected to execute certain documents on behalf of the Company under the federal securities laws, which may include documents covering periods prior to the Agreement Date.  As of the Agreement Date, Employee has no reason to believer that he would not be prepared to execute on and after June 15, 2005 all documents required for signature by the Company’s principal executive officer (e.g. the Form S-4 for the Lawson/Intentia Transaction and the Company’s annual report on Form 10-K for the fiscal year ended May 31, 2005), assuming that the Company’s principal financial officer and directors were also prepared to execute such documents to the extent required.

2.4           Relocation.  On or before the later of December 31, 2005, or if later, sixty (60) days following the closing of the Lawson/Intentia Transaction, and thereafter during the Term, Employee shall have a residence in the Minneapolis/St. Paul Metropolitan area.  Commencing June 15, 2005, Employee’s principal office shall be at the Company’s headquarters in St. Paul, Minnesota.

Article III.  Compensation, Benefits and Expenses

3.1           Base Salary.  Subject to the provisions of Article IV of this Agreement, during the Term Company shall pay Employee a Base Salary at an annual rate that is not less than Five Hundred Thousand dollars ($500,000.00) or such higher annual rate as may from time to time be approved by the Board, such Base Salary to be paid in substantially equal regular periodic payments, less deductions and withholdings, in accordance with Company’s regular payroll procedures, policies and practices as such may be modified from time to time.  Employee shall be eligible, at Company’s sole discretion, for annual salary increases consistent with such procedures, policies and practices and if Employee’s Base Salary is increased from time to time during the Term, the increased amount shall become the Base Salary for the remainder of the Term and for as long thereafter as required pursuant to Article IV, subject to any subsequent increases.  Employee’s Base Salary may not be decreased during the Term.

3.2           Incentive Compensation.  Employee will participate in the Company’s Executive Leadership Results Plan (“ELRP”) in accordance with which Employee may earn an annual incentive bonus.  The terms of the annual incentive bonus plan, including the criteria upon which Employee can earn the maximum bonus, will be determined annually by the Board.  For each of the Company’s fiscal years ending during the Term, beginning with the Company’s fiscal year ending May 31, 2006 (“FY06”), Employee’s annual target incentive under the ELRP shall be at least 100% of his annual Base Salary.  Under the ELRP, a participant must be employed by the Company on the last day of a fiscal year to be eligible to receive annual incentive compensation that is payable for that fiscal year.  Notwithstanding any other provision of the ELRP:  (a) the Company shall pay Employee a guaranteed incentive payment of $150,000.00 (less withholding taxes) on the second payroll date after November 30, 2005 and (b) the Company shall pay Employee an additional guaranteed incentive payment of $150,000.00 (less withholding taxes) on the second payroll date after May 31, 2006 (collectively, the “FY06 Guaranteed Incentive Payments”).  The pre-tax amount of any FY06 Guaranteed Incentive Payments paid to Employee shall be deducted from any other incentive payments payable to Employee under the ELRP or any other bonus arrangement for FY06.

3.3           Stock Options.  As of the Agreement Date, the Company will approve the grant to Employee of an option to purchase 2,500,000 shares of the Company’s common stock (the “Stock Option”) in accordance with the terms of the Company’s 1996 Stock Incentive Plan, as the same may be amended from time to time (“1996 Plan”), and a nonqualified stock option agreement will be entered into by the Employee and the Company (the “Option Agreement”).  The Stock Option will be subject to vesting and other requirements described in the Option Agreement and 1996 Plan.

3.4           Restricted Stock Award.  As of the Agreement Date, the Company will approve a grant to Employee of 100,000 shares of the Company’s common stock in accordance with the terms of the 1996 Plan (the “Restricted Stock”), and a restricted stock award agreement will be entered into by the Employee and the Company (the “Restricted Stock Agreement”).  The Restricted Stock will be subject to vesting and other requirements described in the Restricted Stock Agreement and 1996 Plan.

3.5           Participation in Benefits.  During the Term of Employee’s employment by Company, Employee shall be entitled to participate in the employee benefits offered generally by Company to its employees, to the extent that Employee’s position, tenure, salary, health and other qualifications make Employee eligible to participate.  Employee’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time.  Company does not guarantee the adoption or continuance of any particular employee benefit during Employee’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of Company, to amend, modify or terminate any of its benefits during the Term.

3.6           Expenses.  In accordance with Company’s normal policies for expense reimbursement, Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in the performance of Employee’s duties under this Agreement, subject to the presentment of receipts or other documentation acceptable to Company.

3.7           Relocation Expenses.  Company shall reimburse Employee for reasonable and customary relocation expenses, including, but not limited to, temporary housing in the St. Paul/Minneapolis area until sixty days following the closing of the Lawson/Intentia Transaction.  The Company shall pay associated closing costs upon the purchase by Employee of a residence in St. Paul/Minneapolis. If the Employee sells his residence in Denver on or before December 31, 2006, the Company shall pay real estate commissions and closing costs associated with Employee’s sale of existing residence.  The Company shall pay the costs of packing, loading, transporting, storing (as required) and unloading of Employee’s existing personal property from present residence to new residence.  The Company’s obligation under this Section shall not exceed $150,000.00.  Such reimbursements shall be made by Company on a timely basis upon submission by Employee of receipts evidencing such expenses.

3.8           No Prior Period Restatements.  As of the date hereof and as of the date the Company first announces its results for the fiscal year ended May 31, 2005, the Company represents and warrants that the Company has complied with all financial reporting requirements under the federal securities laws in all material respects, and no facts, events or circumstances exist which would require the Company to prepare an accounting restatement due to misconduct within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002.  In the event that the Company prepares an accounting restatement for a fiscal period ending prior to the Agreement Date, the Company shall at its expense file a petition with the Securities and Exchange Commission under Section 304(b) of the Sarbanes-Oxley Act seeking to exempt Employee from the operation of the Section 304(a) thereof.

3.9           Tier 1 Change of Control Severance Pay Plan Not Applicable to Employee.  The Company’s Executive Change in Control Severance Pay Plan for Tier 1 Executives (first adopted by the Company on January 17, 2005) does not and will not apply to Employee.

Article IV.  Termination and Compensation Following Termination

4.1           Termination.  Subject to the respective continuing obligations of the parties under this Agreement, the Term and Employee’s employment hereunder may be terminated under the following circumstances:

(a)           Mutual Agreement.  By mutual written agreement of the parties at any time.

(b)           Death.  In the event of Employee’s death.

(c)           Employee’s Disability.  In the event Employee becomes Disabled.  During the period in which Employee is absent from work due to an injury or illness which may result in a Disability, the Company shall continue to pay to Employee the compensation, benefits and other payments and awards set forth in Article III hereof.

(d)           Termination by Company for Cause.  Company may terminate this Agreement and Employee’s employment hereunder for Cause at any time after providing written notice to Employee.  Notwithstanding the foregoing, a termination for Cause, if susceptible of cure, shall not become effective unless Employee fails to cure such failure to perform within 10 days after written notice from Company, such notice to describe such failure to perform and identify what reasonable actions shall be required to cure such failure to perform.

(e)           Termination By Employee For Good Reason.  Employee may terminate Employee’s employment hereunder for Good Reason.  Notwithstanding the foregoing, the Employee shall have Good Reason to terminate Employee’s employment only if (i) Employee notifies the Company in writing that Employee has determined Good Reason exists and specifies the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within 10 days.

(f)            Termination by Company Without Cause.  Company may terminate Employee’s employment hereunder at any time for any reason (including without limitation a Change in Control), or no reason and with notice.

(g)           Termination by Employee Without Good Reason.  The Employee may terminate Employee’s employment hereunder at any time for any reason (including without limitation a Change in Control) or no reason, upon 10 days advance written notice.

4.2           Effect of Termination.  Notwithstanding any termination of this Agreement and/or Employee’s employment with Company, Employee, in consideration of Employee’s employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement that specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment, including, but not limited to, the covenants contained in Article V and the Invention and Non-Disclosure Agreement.

4.3           Surrender of Records and Property.  Upon termination of Employee’s employment with Company, Employee shall deliver promptly to Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computers, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), designs, drawings, sketches, devices, specifications, formulae, data, tables or calculations or copies thereof, which are the property of Company or any subsidiary or affiliate or which relate in any way to the business, products, practices or techniques of Company or any Subsidiary.

4.4           Compensation Following Termination of the Term.  In the event that Employee’s employment hereunder is terminated prior to the end of the Term, Employee shall be entitled only to the following compensation and benefits upon such termination; provided, however, as a condition precedent to the payment of any severance under Sections 4.4(c) or (d) of this Agreement, Employee shall have executed the General Release and Restrictive Covenants in the form attached hereto as Exhibit A (the “Release/Restrictive Covenant”) and the revocation or rescission period specified therein shall have expired:

(a)           Termination by Mutual Agreement or Employee For No Reason.  In the event that Employee’s employment is terminated by mutual agreement or by the Employee for no reason (unless Employee terminates pursuant to Section 4.4(d), in which case Section 4.4(d) shall govern), Company shall promptly pay to Employee any amounts due to Employee for Base Salary through the date of employment termination, together with any other unpaid and pro rata amounts to which Employee is entitled as of the date of termination pursuant to Article III of this Agreement, including, without limitation, any bonus that is earned because Employee was employed on the last day of the fiscal year as provided in Section 3.2, amounts that Employee is entitled to under any equity compensation, bonus, benefit or other plan of, or agreement with, the Company in accordance with the terms of such plan or agreement.  Employee will have no rights to any unvested benefits or any other compensation or payments coming due after the date of Employee’s employment termination.

 (b)          Termination by Company for Cause or by Employee Without Good Reason.  If the Employee’s employment is terminated by the Company for Cause or the Employee voluntarily terminates employment without Good Reason (unless Employee terminates pursuant to Section 4.4(d), in which case Section 4.4(d) shall govern), the Company shall promptly pay to the Employee (1) any Base Salary earned but not paid through the date of Employee’s employment termination, plus (2) any bonus that is earned because Employee was employed on the last day of the fiscal year as provided in Section 3.2, and amounts that Employee is entitled to under any equity compensation, bonus, benefit or other plan of, or agreement with the Company in accordance with the terms of such plan or agreement .  The Company shall have no further obligations under this Agreement.

(c)           Termination by Employee for Good Reason; Termination by the Company Without Cause; Termination by Reason of Employee’s Death or Disability.  In the event that Employee’s employment is terminated by Employee for Good Reason, by the Company without Cause (whether or not there is a Change of Control) or by reason of Employee’s death or Disability, Company shall promptly pay to Employee, Employee’s estate or Employee’s spouse, as the case may be:  (1) any amounts due to Employee for Base Salary through the date of employment termination, together with any other unpaid and pro rata amounts to which Employee is entitled as of the date of termination pursuant to Article III of this Agreement, including, without limitation, any bonus that is earned because Employee was employed on the last day of the fiscal year as provided in Section 3.2, amounts that Employee is entitled to under any equity compensation, bonus, benefit or other plan of, or agreement with, the Company in accordance with the terms of such plan or agreement, plus (2) one times Employee’s then current annual Base Salary plus (3) one times Employee’s then current annual target bonus plus (4)  if the termination occurs during the fiscal year ending May 31, 2006, any FY06 Guaranteed Incentive Payment described in Sections 3.2(a) and 3.2(b) which have not previously been paid, plus (5) for fiscal years beginning on or after June 1, 2006, if is termination occurs during the second half of the Company’s fiscal year, a target bonus, to the extent not previously paid, pro rated based on number of days employed during such fiscal) for such fiscal year.  If such termination of employment occurs before June 1, 2006, the amount of any severance payment under this Section 4.4(c)

shall not be reduced by any FY06 Guaranteed Incentive Payments paid to Employee and which were not otherwise earned under the ELRP based on FY06 actual performance.  Except to the extent of any applicable acceleration of vesting described in the Stock Option Agreement dated June 2, 2005 and the Restricted Stock Award Agreement dated June 2, 2005, Employee will have no rights to any unvested benefits or any other compensation or payments coming due after the date of Employee’s employment termination. The Company shall have no further obligations under this Agreement.  Notwithstanding the foregoing, to the extent required to avoid taxation of any amounts hereunder under Section 409A(a) of the Internal Revenue Code of 1986 as amended, payment of such amounts shall be delayed for at least six months following termination of employment.

(d)           Termination Because Lawson/Intentia Transaction Does Not Close By May 31, 2006.  If the Lawson/Intentia Transaction terminates or has not closed by May 31, 2006 (the earlier of such dates is referred to as the “Transaction Termination Date”), then within 60 days after the Transaction Termination Date, the Company or Employee may elect to terminate Employee’s employment, in which case Company shall promptly pay to Employee (1) any amounts due to Employee for Base Salary through the date of employment termination, together with any other unpaid and pro rata amounts to which Employee is entitled as of the date of termination pursuant to Article III of this Agreement, including, without limitation, any bonus that is earned because Employee was employed on the last day of the fiscal year as provided in Section 3.2, amounts that Employee is entitled to under any equity compensation, bonus, benefit or other plan of, or agreement with, the Company in accordance with the terms of such plan or agreement, plus (2)  if the termination occurs during the fiscal year ending May 31, 2006, any FY06 Guaranteed Incentive Payment described in Sections 3.2(a) and 3.2(b) which have not previously been paid, plus (3) one times Employee’s then current annual Base Salary plus (4) one times Employee’s then current annual target bonus.  The amount of any severance payment under this Section 4.4(d) shall not be reduced by any FY06 Guaranteed Incentive Payments paid to Employee.  Except to the extent of any applicable acceleration of vesting described in the Stock Option Agreement dated June 2, 2005 and the Restricted Stock Award Agreement dated June 2, 2005, Employee will have no rights to any unvested benefits or any other compensation or payments coming due after the date of Employee’s employment termination. The Company shall have no further obligations under this Agreement. Notwithstanding the foregoing, to the extent required to avoid taxation of any amounts hereunder under Section 409A(a) of the Internal Revenue Code of 1986 as amended, payment of such amounts shall be delayed for at least six months following termination of employment.

4.5           No Mitigation Obligation.  Employee shall not be required to mitigate the amount of any payment provided to Employee under Section 4.4 of this Agreement by seeking other employment. The Company may not claim a right of offset to reduce any payment to Employee required hereunder

4.6           No Other Benefits or Compensation.  Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit or fringe benefit plan applicable to Employee at the time of the termination of Employee’s employment, Employee shall have no right to receive any other compensation or to participate in any other plan, arrangement or benefit, with respect to any future period after such termination or resignation.

Article V.  Noncompetition and Nonsolicitation

5.1           Release/Restrictive Covenant.  The Release/Restrictive Covenant attached as Exhibit A includes certain noncompetition and nonsolicitation covenants of Employee that are a condition precedent to the payment of any severance under Sections 4.4(c) or (d) above.

5.2           Covenant Not To Compete—Five Competitors.  Before the payment of any severance under Section 4.4(c) or (d) of this Agreement and execution of the Release/Restrictive Covenant, the Company shall notify Employee of the names of five competitors that will be identified as the “Five Competitors” in Section 2.1 of the Release/Restrictive Covenant.

5.3           Covenant Not To Compete—25 Clients/Prospects.  Before the payment of any severance under Section 4.4(c) or (d) of this Agreement and execution of the Release/Restrictive Covenant, the Company shall notify Employee of the names of 25 clients and/or prospects that will be identified as the “25 Clients/Prospects” in Section 2.2 of the Release/Restrictive Covenant.

Article VI.             Tax Consideration.

Notwithstanding anything herein to the contrary, in the event any payments to the Employee hereunder or under any equity or option award, including the value of any acceleration of such award, (“Total Payments”) are determined by the Company to be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar federal or state excise tax, FICA tax, or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest or penalties are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that after the payment by the Employee of all federal, state, or local income taxes, Excise Taxes, FICA taxes, or other taxes (including any interest or penalties imposed with respect thereto) imposed upon the receipt of the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Total Payments.  Any Gross-Up Payment may be withheld by the Company from the Employee and submitted to the applicable governmental taxing authorities on Employee’s behalf.

If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, the Employee shall repay to the Company, at the time the reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction; provided, however, that Employee shall not be obligated to return such excess until receipt by the Employee of a refund of such amount from the applicable governmental taxing authorities. .  If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, the Company shall make an additional Gross-Up Payment to the Employee (or to the applicable governmental taxing authorities as withholding on the Employee’s behalf) in respect of such excess at the time the amount of such excess is finally determined.  The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(a)           give the Company any information reasonably requested by the Company relating to such claim;

(b)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

 (c)          cooperate with the Company in good faith in order to effectively contest such claim; and

(d)           permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including legal and accounting fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax, FICA tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Article VI, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, other issues raised by the Internal Revenue Service or any other taxing authority.

If any such claim referred to in this Article VI is made by the Internal Revenue Service and the Company does not request the Employee to contest the claim within the thirty (30) day period following notice of the claim, the Company shall pay to the Employee the amount on any Gross-Up Payment owed to the Employee, but not previously paid pursuant to this Article VI, immediately upon the expiration of such thirty (30) day period.  If any such claim is made by the Internal Revenue Service and the Company requests the Employee to contest such claim, but does not advance the amount of such claim to the Employee for purposes of such contest, the Company shall pay to the Employee the amount of any Gross-Up Payment owed to the Employee, but not previously paid under the provisions of this Article VI, within five (5) business days of a Final Determination of the liability of the Employee for such Excise Tax.  For purposes of this Agreement, a “Final Determination” shall be deemed to occur with respect to a claim when (i) there is a decision, judgment, decree, or other order by any court of competent jurisdiction, which decision, judgment, decree, or other order has become final, i.e., all allowable appeals pursuant to this Article VI have been exhausted by either party to the action, (ii) there is a closing agreement made under Section 7121 of the Code, or (iii) the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired.

If, after the receipt by the Employee of an amount advanced by the Company pursuant to this Article VI, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of this Article VI) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If after the receipt by the Employee of an amount advanced by the Company pursuant to this Article VI, a determination is made by the Internal Revenue Service that the Employee is not entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Article VII.  Miscellaneous Provisions

7.1           Tax Consequences.  Employee acknowledges and agrees that Company has made no representations or warranties with respect to the tax consequences of any of the payments or other consideration provided by Company to Employee under the terms of this Agreement, and that Employee is solely responsible for Employee’s compliance with any and all laws applicable to such payments or other consideration.

7.2           Withholding Taxes.  Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding that relates, in whole or in part, to Employee’s employment with Company, are withheld or collected from Employee.  The Company may deduct applicable withholding taxes from any payments to Employee under this Agreement.

7.3           Assignment.  This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party and any purported or attempted assignment or transfer of this Agreement or any of Employee’s duties, responsibilities or obligations hereunder shall be void. This Agreement is binding upon Employee, Employee’s heirs and personal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Notwithstanding the foregoing, the Company may, without the consent of Employee, assign its rights and obligations under this Agreement to any business entity that has become the legal successor to Company in the event of a sale, merger, liquidation or similar transaction.

7.4           Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing, shall be deemed to have been duly given on the date of service if personally served on the parties to whom notice is to be given, or on the second day after mailing if mailed to the parties to whom notice is given, by registered or certified mail, return receipt requested, postage prepaid and properly addressed as follows:

If to the Company, at:	Lawson Software, Inc. 380 St. Peter Street St. Paul, MN 55102 Attn: Corporate Secretary

If to Employee, at:	(Last address of Employee on record at the Company)

With a copy to:	Steven G. Schaffer, Esq. Powell Goldstein LLP Fourteenth Floor 1201 West Peachtree Street, N.W. Atlanta, Georgia 30309-3488

Any party may change the address for the purpose of this Section by giving the other written notice of the new address in the manner set forth above.

7.5           Governing Law.  The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Minnesota, without regard to conflicts of laws principles thereof.

7.6           Severability.  In the event any provision of this Agreement (or portion thereof) shall be held illegal or invalid for any reason, said illegality or invalidity shall not in any way affect the legality or validity of any other provision of this Agreement. To the extent any provision (or portion thereof) of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision (or portion thereof) shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

7.7           Entire Agreement.  This Agreement and the agreements and Plans expressly referenced above is the final, complete and exclusive agreement of the parties and sets forth the entire agreement between Company and Employee with respect to Employee’s employment by Company, and there are no undertakings, covenants or commitments other than as set forth therein.  The Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced.

7.8           Counterparts.  This Agreement may be simultaneously executed in any number of counterparts and by facsimile.

7.9           Survival.  The parties expressly acknowledge and agree that the provisions of this Agreement that by their express or implied terms extend beyond the expiration of this Agreement or the termination of Employee’s employment under this Agreement, shall continue in full force and effect, notwithstanding Employee’s termination of employment under this Agreement or the expiration of this Agreement.

7.10         Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law

7.11         Conditions of Employment.  Company’s obligations to Employee under this Agreement are conditioned upon Employee’s timely compliance with requirements of the United States immigration laws.

7.12         No Conflicting Obligations.  Employee represents and warrants to Company that Employee is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Employee’s performance of the covenants, services and duties provided for in this Agreement.  Notwithstanding the foregoing, the Company acknowledges that Employee is currently employed by SPL Worldwide and has obligations to provide services to such employer until the date when Employee commences full-time employment with the Company and such obligations and services shall not be deemed a breach of the representation and warranty contained in the first sentences of this Section 7.12.

7.13         Read and Understood.  Employee has read this Agreement carefully and understands each of its terms and conditions.  Employee has sought independent legal counsel of Employee’s choice (and at Employee’s own expense) to the extent Employee deemed such advice necessary in connection with the review and execution of this Agreement.

7.14         Indemnification. The Company shall indemnify Employee to the fullest extent permitted by the Company’s certificate of incorporation and bylaws, and any change to those documents that diminish any protection afforded as of the date hereof to officers or members of the Board thereunder shall not be applied to reduce Employee’s protection thereunder. The provisions under this Section shall continue to apply to Employee following his termination of employment.

7.15. Arbitration. All disputes in any way relating to this Agreement or in any way relating to Employee’s employment by the Employer, will be resolved by binding arbitration in St. Paul/ Minneapolis in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Each party shall pay its own costs and expenses (including attorneys’ fees) relating to such dispute and the arbitration, except that if the arbitrator determines that the Company did not have a good faith dispute or the Company was in intentional breach of this Agreement or of any other agreement between the Company and Employee, the Company shall be required to pay the costs and expenses (including reasonable attorneys’ fees) relating to such dispute and the arbitration.

7.16 Attorneys’ Fees.  The Company shall pay Employee’s attorneys’ fees in negotiating this Agreement and ancillary documents relating thereto in an amount not to exceed $10,000.00

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Lawson Software, Inc.

By	/s/ H. Richard Lawson
H. Richard Lawson,
Chairman

/s/ Harry Debes
Harry Debes

EXHIBIT A

GENERAL RELEASE AND RESTRICTIVE COVENANTS

This General Release and Restrictive Covenants (“Release/Restrictive Covenant”) is made and entered into as of the          day of                             ,                  , by Harry Debes (“Employee”).

WHEREAS, Lawson Software, Inc. (the “Company”) and Employee are parties to an Employment Agreement dated June      , 2005;

WHEREAS, Employee intends to settle any and all claims that Employee has or may have against Company as a result of Employee’s employment with Company and the cessation of Employee’s employment with Company; and

WHEREAS, Under the terms of the Employment Agreement, which Employee agrees are fair and reasonable, Employee agreed to enter into this Release/Restrictive Covenant as a condition precedent to the severance arrangements described in Article IV of the Employment Agreement.

NOW, THEREFORE, in consideration of the provisions and the mutual covenants herein contained, the parties agree as follows:

1.             Release.  For the consideration expressed in the Employment Agreement, Employee does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits and damages, of any kind or character, which Employee has or may have against the Released Parties, as hereinafter defined, arising out of any acts, omissions, conduct, decisions, behavior or events, in each case directly relating to his employment by the Company, occurring up through the date of Employee’s signature on this Release/Restrictive Covenant, including Employee’s employment with Company and the cessation of that employment.  For purposes of this Release/Restrictive Covenant, “Released Parties” means collectively Company, its predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, directors, shareholders, agents, servants, employees and insurers, and each and all thereof.

Employee understands and accepts that Employee’s release of claims includes any and all possible discrimination claims, including, but not limited to, claims based upon:  Title VII of the Federal Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Minnesota Human Rights Act; Minn. Stat. §181.81; the Minneapolis or St. Paul Code of Ordinances; or any other federal, state or local statute, ordinance or law.  Employee also understands that Employee is giving up all other claims, including those grounded in contract or tort theories, including, but not limited to:  wrongful discharge; violation of Minn. Stat. §176.82; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

Employee further understands that, with respect to the claims he has released as provided above, Employee is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by Employee or on Employee’s behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Released

Parties.  Employee also waives and releases, with respect to the claims he has released as provided above, any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Released Parties.

This Section 1 does not apply to any post-termination claim that Employee may have for benefits or other payments required under the provisions of the Employment Agreement, equity compensation, bonus, employee benefit, or other plan of or agreement with Company.

Employee’s release of claims shall not apply to any claims Employee might have to indemnification under Minnesota Statute §302A.521, any other applicable statute or regulation or Company’s by-laws or pursuant to the Employment Agreement.

2.             Covenants Restricting Employee.  Employee covenants and agrees as follows:

2.1           Covenant Not To Compete—Five Competitors.  Employee covenants and agrees that throughout the one year period after the date of this Release/Restrictive Covenant, Employee shall not:  (a) be employed by [Company will fill in names of 5 competitors of the Company] (or any of their respective wholly owned subsidiaries) (collectively referred to as the “Five Competitors”) or (b) directly or indirectly provide any consulting or other services to any of the Five Competitors anywhere in the world.  If one or more of the Five Competitors acquire one another, this Section 2.1 shall remain in effect through the end of the time period described above for each of the resulting successors to the Five Competitors.  If one of the Five Competitors acquires Employee’s then current employer, that acquisition will not result in a violation of this Section 2.1(e.g. Employee may continue to work for that employer or its successor).  If another company buys one of the Five Competitors, that acquisition and this Section 2.1 will not prohibit Employee from working for the combined company.

2.2           Covenant Not To Compete—25 Clients/Prospects.  Employee covenants and agrees that throughout the one year period after the date of this Release/Restrictive Covenant, Employee shall not:  (a) directly solicit any of the following clients or prospects of the Company [Company will fill in names of 25 clients and/or prospects of the Company] (collectively referred to as the “25 Clients/Prospects”) with the purpose of inducing the 25 Clients/Prospects to diminish any business conducted or to be conducted with the Company or (b) directly provide any employment, consulting or other services to any of the 25 Clients/Prospects anywhere in the world.  If one or more of the 25 Clients/Prospects acquire one another, this Section 2.2 shall remain in effect through the end of the time period described above for each of the resulting successors to the 25 Clients/Prospects.  If one of the 25 Clients/Prospects acquires Employee’s then current employer, that acquisition will not result in a violation of this Section 2.2 (e.g. Employee may continue to work for that employer or its successor).  If another company buys one of the 25 Clients/Prospects, that acquisition and this Section 2.2 will not prohibit Employee from working for the combined company.

2.3           Covenant Not To Hire or Solicit The Company Employees.  Employee covenants and agrees that throughout the one year period after the date of this Release/Restrictive Covenant, Employee shall not directly or indirectly, hire or solicit any the Company employees for the purpose of hiring them or inducing them to leave employment at the Company.

2.4           Remedies.  Employee acknowledges that the violation of this Section 2 will cause irreparable harm to the Company and agrees that, in addition to any other relief afforded by law, an injunction against any violation of this Section t may issue against Employee.  Both damages and injunction shall be proper modes of relief and are not alternative remedies for

Employee’s violation of this Section t.  If the Company commences any action in equity to specifically enforce any of its rights under this Section 2, Employee waives and agrees not to assert the defense that The Company has an adequate remedy at law.

3.             Rescission.  Employee has been informed of Employee’s right to rescind this Release/Restrictive Covenant by written notice to Company within fifteen (15) calendar days after the execution of this Release/Restrictive Covenant.  Employee has been informed and understands that any such rescission must be in writing and delivered to Company (to the attention of the Corporate Secretary) by hand or sent by mail within the 15-day time period.  If delivered by mail, the rescission must be:  (1) postmarked within the applicable period and (2) sent by certified mail, return receipt requested.

Employee understands that Company will have no obligations under the Employment Agreement in the event a notice of rescission by Employee is timely delivered, and, in the event Employee rescinds this Release/Restrictive Covenant, Employee agrees to repay to Company any payments made to Employee or benefits conferred upon him pursuant to Article IV of the Employment Agreement prior to the date of rescission.

4.             Acceptance Period; Advice of Counsel.  The terms of this Release/Restrictive Covenant will be open for acceptance by Employee for a period of 21 days during which time Employee may consider whether or not to accept this Release/Restrictive Covenant.  Employee agrees that changes to this Release/Restrictive Covenant, whether material or immaterial, will not restart this acceptance period.  Employee is hereby advised to seek the advice of an attorney regarding this Release/Restrictive Covenant.

5.             Binding Agreement.  This Release/Restrictive Covenant shall be binding upon, and inure to the benefit of, Employee and Company and their respective successors and permitted assigns.

6.             Representation.  Employee hereby acknowledges and states that Employee has read this Release/Restrictive Covenant.  Employee further represents that this Release/Restrictive Covenant is written in language that is understandable to Employee, that Employee fully appreciates the meaning of its terms, and that Employee enters into this Release/Restrictive Covenant freely and voluntarily.

IN WITNESS WHEREOF, Employee, after due consideration, has authorized, executed and delivered this Release/Restrictive Covenant all as of the date first written above.

Harry Debes